Exhibit 99.1

NEWS RELEASE Contact: Gastar Exploration Ltd. Michael Gerlich, Chief Financial Officer 713-739-1800 / mgerlich@gastar.com

FOR IMMEDIATE RELEASE	Investor Relations Counsel: Lisa Elliott / Anne Pearson DRG&E: 713-529-6600 lelliott@drg-e.com / apearson@drg-e.com

GASTAR EXPLORATION REPORTS
FIRST QUARTER 2010 FINANCIAL RESULTS

HOUSTON, May 6, 2010 – Gastar Exploration Ltd. (NYSE Amex: GST) today reported financial results for the three months ended March 31, 2010.

Net income for the first quarter of 2010 was $27,000, or $0.00 per basic and diluted share, including an $849,000 cash tax benefit related to a 2010 amended assessment of taxes owed on the 2009 sale of the Company’s Australian assets.   This compares to a net loss of $1.5 million, or $0.04 per share in the first quarter of 2009, excluding the effect of a $68.7 million non-cash impairment of natural gas and oil properties.

Net cash flow from operations for the first quarter of 2010 was $7.4 million, compared to $13.3 million in the same period last year.

Natural gas and oil revenues were $6.8 million in the first quarter, down from $13.5 million a year ago.  The decrease in revenues was the result of a 35% decrease in sales volumes and a 23% decrease in commodity prices.  Average daily production was 19.6 million cubic feet of natural gas equivalent (MMcfe) for the first quarter of 2010 compared to 30.0 MMcfe per day for the same period in 2009.  Of the decrease in volumes, 80% was due to lower East Texas production and 20% was due to production declines in Wyoming.

During the three months ended March 31, 2010, approximately 70% of our natural gas production was hedged.   The realized effect of hedging on natural gas sales was a decrease of $1.0 million in revenues and resulted in a decrease in total price received from $4.35 per Mcf to $3.78 per Mcf.  The realized hedge impact includes $1.0 million of amortization of prepaid put purchase premiums.  Excluding the non-cash put premium amortization, the realized effect of hedging would have been a gain of $41,000, composed of $739,000 of NYMEX hedge gains offset by $698,000 of regional basis losses.  We also sold weighted average $6.92 calls on approximately 3.3 MMBtu per day for the period April 2010 through December 2012, yielding an additional $1.1 million in hedging cash for the quarter.  For the remainder of 2010, we have approximately 55% of our estimated future natural gas production hedged at an average NYMEX floor price of $5.83.

Lease operating expense (LOE) was $1.7 million in the first quarter of 2010, down from $1.9 million a year ago.  LOE per Mcfe increased to $0.99 in the first quarter of 2010 compared to $0.70 per Mcfe during the first quarter of 2009.  The increase per Mcfe was primarily due to lower production volumes.

Operations Review and Update

In East Texas, first quarter net production from the Hilltop area averaged 17.0 MMcfe per day, down from 20.1 MMcfe per day in the fourth quarter of 2009.  The lower production was due to natural declines in field production and the periodic shutting in of the Belin #1 well to perform four recompletion operations that commenced January 2010.  Gastar’s average net daily production in the Belin #1 well during the fourth quarter of 2009 was 2.8 MMcfe per day compared to 0.3 MMcfe per day in the first quarter of 2010.  In March, while testing production from the fourth re-completion in the Belin #1, the well began producing significant amounts of formation sand due to a suspected casing failure.  We have successfully milled through the damaged portion of the casing and are now evaluating options to repair the casing and return the well to production.  The Belin #1 is not expected to contribute to second quarter production and there continues to be a risk that we may not be successful in returning the lower zones to production in the well.  Gastar has a 50% before payout working interest in the Belin #1 and a related 36.7% net revenue interest.

We are continuing to drill a sidetrack operation on the Donelson #4 well to a revised total depth of 18,800 feet targeting the lower Bossier formation, as previously announced.  Based on previous log information obtained before the current sidetrack operation, we expect the well to be completed by mid-June in the lower Bossier target sands.  The current estimate to drill and complete the Donelson #4 well, net of estimated reimbursements under existing well control insurance policies, is approximately $15.3 million gross ($10.2 million net).  Gastar has a 67% before payout working interest and an approximate 50% before payout net revenue interest in the well.

Also in March, we successfully performed a workover of the Parker #1 well, which was previously not producing, for a gross expense of approximately $700,000 (net $350,000).   At the end of the first quarter, the well was producing 1.3 MMcf per day.  Gastar has a 50% before payout working interest and an approximate 39.5% before payout net revenue interest in the well.

Capital expenditures for the first quarter in East Texas were $6.1 million.

Currently, we have one drilling rig operating in East Texas.  Once the sidetrack operations have been completed on the Donelson #4, the rig is expected to commence drilling the Streater #1 well, targeting the middle Bossier sands at a total depth of 18,000 feet.  The Streater well is designed as a step-out well which is intended to expand the proven extent of the middle Bossier formation and add new proven reserves.  Also in the second quarter, we intend to drill the Wildman #6-H, a horizontal well designed to test the Glen Rose Limestone.  We previously drill stem tested the Glen Rose in the Lone Oak Ranch #4 well at approximately 220 barrels of oil per day.  We plan to secure a second rig and commence drilling of the horizontal test well by mid-May.  The Wildman #6-H will be drilled vertically to approximately 8,500 feet and horizontally to a total depth of 13,399 feet for a gross cost of $2.5 million.  Subject to joint interest partner election, Gastar’s working interest in the well will range from 67% to 100%.

In Appalachia, during the first quarter, we drilled one additional shallow vertical well targeting the Devonian formation as a part of our program to hold by production certain acreage in the Marcellus Shale play.  As of the end of the first quarter, we had drilled 16 gross (14.8 net) Devonian wells in the area since inception of the program, with 12 on production and the remaining four wells scheduled to be on production in the next 30 days.  In the first quarter of 2010, net production from the Appalachian area averaged approximately 0.4 MMcfe per day.

In June, we plan to commence drilling our first horizontal well targeting the Marcellus Shale, the Wengert #1 well in Marshall County, West Virginia.  The horizontal lateral section in the well should be in excess of 4,000 feet.  We hold a 100% working interest in the well, and due to its proximity to infrastructure, if successful, it could be brought on production by year-end.

In order to accelerate and extend the development of our Marcellus Shale acreage, we are attempting to finalize an agreement with an offset operator to pool acreage in Butler County, Pennsylvania near that company’s existing infrastructure.  If finalized, we expect to hold an approximate 38% interest in seven proposed horizontal wells that will be drilled from one pad at a gross cost of approximately $3.5 million each.  We expect drilling to begin in July 2010, with the operator planning to drill all seven wells before commencing completion operations.  If successful, we would expect first production from these wells in early 2011.  However, there is no assurance at this time that we will be able to finalize the agreement and participate in the drilling of the seven wells.

J. Russell Porter, Gastar's President and CEO, stated, “During the quarter, we experienced a series of operational challenges in East Texas that materially affected our production, however we believe that we will be able to resolve these issues and restore higher production levels by the third quarter.  For the balance of 2010, we expect to drill at least three wells in East Texas, including one horizontal well to test the oil potential of the Glen Rose formation.

“We are also planning to drill our first Marcellus Shale horizontal well in the second quarter, and we are looking forward to establishing a joint venture with an offset operator to expedite the exploration and development of a portion of our acreage in Pennsylvania.  We believe that pooling acreage and participating in joint ventures is an excellent way to accelerate activities and de-risk portions of our leasehold in the Marcellus Shale play.”

Liquidity and Capital Budget

At March 31, 2010, the Company had cash and cash equivalents of $11.7 million. Planned capital expenditures for our properties for the remainder of 2010 total $45.0 million, consisting of $27.7 million in East Texas, $14.3 million in Appalachia, $1.1 million in the Powder River Basin and an additional $1.9 million for capitalized interest and other costs.  We plan on funding this capital activity through our existing cash balances, internally generated cash flows from operating activities and from our revolving credit facility.

Gastar Exploration Conference Call

Gastar Exploration’s management team will hold a conference call tomorrow on May 7 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time), to discuss these results.  To participate in the call, dial 480-629-9868 at least 10 minutes early and ask for the Gastar Exploration conference call.  A replay will be available approximately two hours after the call ends and will be accessible until May 14, 2010.  To access the replay, dial (303) 590-3030 and enter the pass code 4291589#.

The call will also be webcast live over the Internet at www.gastar.com.  To listen to the live call on the Web, please visit Gastar’s Web site at least 10 minutes early to register and download any necessary audio software.  An archive will be available shortly after the call.  For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or e-mail dmw@drg-e.com.

About Gastar Exploration

Gastar Exploration Ltd. is an independent company engaged in the exploration, development and production of natural gas and oil in the United States.  Our principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on prospective deep structures identified through seismic and other analytical techniques as well as unconventional natural gas reserves, such as shale resource plays.  We are pursuing natural gas exploration in the deep Bossier gas play in the Hilltop area in East Texas and the Marcellus Shale in West Virginia and central and southwestern Pennsylvania.  We also conduct coal bed methane development activities within the Powder River Basin of Wyoming and Montana.  For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may”, “expects”, “projects”, “anticipates”, “plans”, “believes”, “estimate”, “will”, “should”, and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risk inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or third party consents; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

The NYSE Amex LLC has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

 - Financial Tables Follow -

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,
	2010	2009
	(in thousands, except share and per share data)
REVENUES:
Natural gas and oil revenues	$6,758	$13,461
Unrealized natural gas hedge gain (loss)	12	(196)
Total revenues	6,770	13,265

EXPENSES:
Production taxes	123	157
Lease operating expenses	1,743	1,877
Transportation, treating and gathering	1,249	493
Depreciation, depletion and amortization	1,731	7,999
Impairment of natural gas and oil properties	-	68,729
Accretion of asset retirement obligation	95	87
General and administrative expense	3,832	2,958
Total expenses	8,773	82,300

LOSS FROM OPERATIONS	(2,003)	(69,035)

OTHER INCOME (EXPENSE):
Interest expense	(78)	(1,162)
Investment income and other	792	13
Warrant derivative gain	148	-
Foreign transaction gain (loss)	319	(3)

LOSS BEFORE PROVISION FOR INCOME TAXES	(822)	(70,187)

Provision for income taxes	(849)	-

NET INCOME (LOSS)	$27	$(70,187)

NET INCOME (LOSS) PER SHARE:
Basic	$0.00	$(1.69)
Diluted	$0.00	$(1.69)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	48,997,016	41,452,423
Diluted	49,486,656	41,452,423

Please note that all common share and per share amounts reported in this earnings release reflect the 1-for-5 common share reverse split, which occurred on August 3, 2009.

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2010	December 31, 2009
	(Unaudited)
	(in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,737	$21,866
Term deposit	76,576	69,662
Accounts receivable, net of allowance for doubtful accounts of $600 and $609, respectively	5,508	5,336
Receivable from unproved property sale	1,839	19,412
Receivables from commodity derivative contracts	8,499	4,870
Prepaid expenses	598	669
Total current assets	104,757	121,815

PROPERTY, PLANT AND EQUIPMENT:
Natural gas and oil properties, full cost method of accounting:
Unproved properties, excluded from amortization	143,965	132,720
Proved properties	314,979	313,100
Total natural gas and oil properties	458,944	445,820
Furniture and equipment	933	867
Total property, plant and equipment	459,877	446,687
Accumulated depreciation, depletion and amortization	(285,757)	(284,026)
Total property, plant and equipment, net	174,120	162,661

OTHER ASSETS:
Restricted cash	50	50
Receivables from commodity derivative contracts	4,564	10,698
Deferred charges, net	668	764
Drilling advances and other assets	100	250
Total other assets	5,382	11,762
TOTAL ASSETS	$284,259	$296,238

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,700	$8,291
Revenue payable	4,605	4,621
Accrued interest	58	130
Accrued drilling and operating costs	1,296	736
Liabilities from commodity derivative contracts	3,829	3,678
Commodity derivative premium payable	1,918	1,190
Short-term loan	-	17,000
Accrued taxes payable	77,146	75,887
Other accrued liabilities	1,979	1,438
Total current liabilities	101,531	112,971

LONG-TERM LIABILITIES:
Warrant derivative	57	205
Liabilities from commodity derivative contracts	3,532	4,047
Commodity derivative premium payable	7,448	8,176
Asset retirement obligation	6,049	5,943
Total long-term liabilities	17,086	18,371

Commitments and contingencies (Note 13)

SHAREHOLDERS' EQUITY:
Preferred stock, no par value; unlimited shares authorized; no shares issued	-	-
Common stock, no par value; unlimited shares authorized; 50,399,695 and 50,028,592 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	263,809	263,809
Additional paid-in capital	21,501	20,782
Accumulated deficit	(119,668)	(119,695)
Total shareholders' equity	165,642	164,896
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$284,259	$296,238

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months Ended March 31,
	2010	2009
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$27	$(70,187)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	1,731	7,999
Impairment of natural gas and oil properties	-	68,729
Stock-based compensation	759	1,421
Unrealized natural gas hedge (gain) loss	(12)	196
Realized loss (gain) on derivative contracts	1,039	(1,280)
Amortization of deferred financing costs and debt discount	96	686
Accretion of asset retirement obligation	95	87
Warrant derivative gain	(148)	-
Changes in operating assets and liabilities:
Accounts receivable	1,451	3,591
Commodity derivative contracts	1,114	2,889
Prepaid expenses	71	81
Accrued taxes payable	1,259	-
Accounts payable and accrued liabilities	(112)	(942)
Net cash provided by operating activities	7,370	13,270

CASH FLOWS FROM INVESTING ACTIVITIES:
Development and purchase of natural gas and oil properties	(10,830)	(21,450)
Proceeds from sale of natural gas and oil properties	17,350	-
Purchase of furniture and equipment	(66)	(7)
Purchase of term deposit	(6,914)	-
Net cash used in investing activities	(460)	(21,457)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of revolving credit facility	-	(2,000)
Repayment of short-term loan	(17,000)	-
Proceeds from term loan	-	25,000
Increase in restricted cash	-	(465)
Deferred financing charges	-	(1,430)
Other	(39)	(208)
Net cash (used in) provided by financing activities	(17,039)	20,897

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(10,129)	12,710
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	21,866	6,153
CASH AND CASH EQUIVALENTS, END OF PERIOD	$11,737	$18,863

PRODUCTION AND PRICES

	For the Three Months Ended
	March 31,
	2010	2009

Production:
Natural gas (MMcf)	1,753	2,693
Oil (MBbl)	2	1
Total production (MMcfe)	1,764	2,698

Total (MMcfed)	19.6	30.0

Average sales price per unit:
Natural gas per Mcf, excluding impact of realized hedging activities	$4.35	$3.37
Natural gas per Mcf, including impact of realized hedging activities	3.78	4.99
Oil per Bbl	72.01	39.47

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